UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 18, 2021

Oyster Point Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39112	81-1030955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
202 Carnegie Center, Suite 109
Princeton, New Jersey 08540
(Address, including zip code, of Registrant’s principal executive offices)
(609) 382-9032
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OYST	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.
On August 5, 2021, Oyster Point Pharma, Inc. (the “Company”) entered into a $125 million term loan credit facility (the “Credit Agreement”) with OrbiMed Royalty & Credit Opportunities III, LP, as administrative agent and initial lender (“OrbiMed”). The Credit Agreement provides for loans to be funded in three separate tranches: the first $45 million tranche was funded on August 10, 2021, the second $50 million tranche to be funded, at the option of the Company, upon U.S. Food and Drug Administration (“FDA”) approval of TYRVAYA™ (varenicline solution) Nasal Spray (formerly referred to as OC-01 (varenicline) Nasal Spray) for the signs and symptoms of dry eye disease, with an approved label that includes eye dryness score data from clinical trials, among other conditions, and the third $30 million tranche to be funded, at the option of the Company, upon the Company receiving $40 million in net recurring revenue from the sale and/or licensing of TYRVAYA prior to June 30, 2023, among other conditions, including the prior making of the second tranche loan. Because the label approving TYRVAYA for the treatment of the signs and symptoms of dry eye disease did not include eye dryness score data from clinical trials, the Company must receive a waiver from OrbiMed in order to draw the second tranche and to be eligible to draw the third tranche. The Company is in discussions with OrbiMed as to whether they will grant a waiver to allow the Company to receive funding for the second tranche. If the Company does not receive the waiver from OrbiMed for the second tranche, it will not be eligible to receive the third tranche from OrbiMed without an additional waiver. The Company had cash and cash equivalents of approximately $184 million as of September 30, 2021.

A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01 Other Events.

FDA Approval of TYRVAYA™ (varenicline solution) Nasal Spray

On October 18, 2021, the Company issued a press release announcing that the FDA has approved TYRVAYA™ (varenicline solution) Nasal Spray 0.03 mg for the treatment of the signs and symptoms of dry eye disease. TYRVAYA Nasal Spray is the first and only nasal spray approved for the treatment of dry eye disease. TYRVAYA Nasal Spray is believed to bind to cholinergic receptors to activate the trigeminal parasympathetic pathway resulting in increased production of basal tear film as a treatment for dry eye disease.

TYRVAYA Nasal Spray is a highly selective cholinergic agonist delivered twice daily as a multi-dose, aqueous nasal spray into each nostril to activate basal tear production. Nasal spray administration provides a new way to treat dry eye disease without administering medication onto an already irritated ocular surface.

The most common adverse reaction reported in 82% of patients was sneezing. Events that were reported in 5-16% of patients were cough, throat irritation, and instillation-site (nose) irritation. There are no contraindications associated with TYRVAYA (varenicline solution) Nasal Spray.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 18, 2021.
10.1	Credit Agreement and Guaranty, dated as of August 5, 2021, by and among Oyster Point Pharma, Inc., OrbiMed Royalty & Credit Opportunities III, LP and the other parties thereto.
101	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OYSTER POINT PHARMA, INC.

Date: October 18, 2021	By:	/s/ Jeffrey Nau
Jeffrey Nau, Ph.D., M.M.S.
President, Chief Executive Officer and Director